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                                                                    Exhibit 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com


FOR IMMEDIATE RELEASE:


                   JOHN COYNE TO BECOME WESTERN DIGITAL CEO;
                  ARIF SHAKEEL TO REMAIN IN ADVISORY CAPACITY
                           AND ON BOARD OF DIRECTORS

LAKE FOREST, Calif. -- Nov. 2, 2006 -- Western Digital Corporation (NYSE: WDC) today announced that John Coyne will become chief executive officer of the company on January 2, 2007 and that current chief executive Arif Shakeel will remain with the company in an advisory capacity through June 2007. Coyne, 56, currently president and chief operating officer, will retain the title of president when he becomes chief executive officer. He has joined the board of directors and will stand for re-election at the company's next annual meeting, along with Shakeel.

     In a separate news release today, the company announced its financial results for the first fiscal quarter ended September 29, 2006, including revenue of $1.3 billion and net income of $.46 per share on unit shipments of approximately 22.7 million hard drives.

     The current senior management team began working together at WD more than 20 years ago and for the last seven years has been instrumental in developing the company into one of the most consistently profitable, efficient and low-cost producers in the global hard drive industry. WD


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John Coyne to Become Western Digital CEO; Arif Shakeel to Remain in
Advisory Capacity and on Board of Directors
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has relentlessly focused on quality and reliability in its products, efficiency in its manufacturing operations and asset management, and excellence in its customer and supply chain relationships. Today, the company is the world's second largest manufacturer of hard drives. Under this management team, WD has more than doubled its revenue from $2.0 billion in fiscal 2000 to $4.3 billion in fiscal 2006, grown its profitability from a loss of $188 million to income of $396 million, expanded its cash and short-term investments from $184 million to $699 million, and posted one of the industry's leading returns on invested capital.

     Coyne is a veteran of the international electronics business and has dedicated the majority of his career to WD. In the last several years, his responsibilities gradually have expanded beyond worldwide manufacturing operations to include all business operations, materials, sales, and customer satisfaction. He was named president and chief operating officer earlier this year; he served as executive vice president and chief operations officer beginning in 2005, and as senior vice president, worldwide operations from 2000 to 2005. Beginning in 2003, Coyne led the integration of the acquired assets of Read-Rite Corp. into a highly efficient head operation at WD. He first joined WD in 1983, when he established a controller board manufacturing facility in his native Ireland. Coyne holds a bachelor's degree in mechanical engineering from University College Dublin, Ireland.

ABOUT WD

     WD, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users' data close-at-hand and


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John Coyne to Become Western Digital CEO; Arif Shakeel to Remain in
Advisory Capacity and on Board of Directors
Page 3

secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage products.

     WD was founded in 1970. The company's storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company's Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD, and the WD logo are registered trademarks of Western
Digital Technologies, Inc. All other trademarks herein are property of their respective owner.